UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2013

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

451 Florida Street, Baton Rouge, Louisiana 70801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (225) 388-8011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 29, 2013, Albemarle Corporation (the “Company”) entered into agreements to initiate a commercial paper program (the “Program”) on a private placement basis under which the Company may issue from time to time unsecured commercial paper notes (the “Notes”) up to a maximum aggregate principal amount outstanding at any time of up to $750 million. The proceeds of the issuance of the Notes are expected to be used for general corporate purposes, including the repayment of other debt of the Company. The Company’s revolving credit agreement is available to repay the Notes, if necessary. Aggregate borrowing under the revolving credit agreement and the Program will not exceed the $750 million current maximum amount available under the revolving credit agreement.

The maturities of the Notes will vary but may not exceed 397 days from the date of issue. The principal amount of outstanding Notes under the Program may not exceed $750 million. The Notes will be sold at a discount from par, or alternatively, will be sold at par and bear interest at rates that will vary based upon market conditions at the time of the issuance of the Notes. The definitive documents relating to the Program provide the terms under which the dealers participating in the Program will either purchase from the Company or arrange for the sale by the Company of Notes pursuant to an exemption from federal and state securities laws. The definitive documents relating to the Program contain customary representations, warranties, covenants, defaults and indemnification provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: May 30, 2013	By:	/s/ Karen G. Narwold
Karen G. Narwold
Senior Vice President, General Counsel and Corporate Secretary